Exhibit 3.1

FIRST AMENDMENT TO

AMENDED AND RESTATED BYLAWS OF

RE/MAX HOLDINGS, INC.

The Amended and Restated Bylaws of RE/MAX Holdings, Inc. are hereby amended as follows, effective as of May 25, 2023.

1.    Article 3 is hereby amended to add the following as Section 3.11.

Section 3.11    Director Emeritus

The Board of Directors may, from time to time in its discretion, by majority vote, designate one or more of its former directors a Director Emeritus or Director Emerita and, in the case of a former Chair or Vice Chair of the Board, may designate a Director Emeritus / Emerita as Chair or Vice Chair Emeritus or Emerita (any Director Emeritus / Emerita, Chair Emeritus / Emerita or Vice Chair Emeritus / Emerita is referred to herein as a “Director Emeritus”). Each such designation shall be for such term as is determined by the Board of Directors or until such Director Emeritus’s earlier death, resignation, retirement, or removal (for any reason or no reason by vote of a majority of the Board of Directors). Each Director Emeritus may be reappointed for one or more additional terms.  Directors Emeritus may attend board meetings as invited by the Board of Directors and may attend meetings of any committee of the Board of Directors as invited by the committee, but they shall not be entitled to notice of any such meetings or to vote or be counted for quorum purposes at any such meetings. If present at the request of the Board or the applicable committee, as the case may be, Directors Emeritus may participate in the discussions occurring at such meetings as determined to be appropriate by the Board of Directors or the committee as applicable. Any person holding the position of Director Emeritus shall not be considered a director or officer under the Corporation’s Certificate of Incorporation, these Bylaws or the DGCL, and shall have no power or authority to manage the affairs of the Corporation. Except as specifically set forth in this Section 3.11, any reference in these Bylaws to “directors” or “officers” shall not include Directors Emeritus.  Directors Emeritus may be entitled to receive fees for such service in such form and amount as may be approved by the Board of Directors, and are entitled to be reimbursed for reasonable travel and other out-of-pocket business expenses incurred in connection with attendance at meetings of the Board of Directors and its committees or other Corporation events at the discretion of the Board of Directors. Notwithstanding the foregoing, a Director Emeritus shall be subject to the same policies to which directors are subject, and a Director Emeritus shall be entitled throughout their service to the same indemnification benefits and protections accorded to directors under Article 8 of these Bylaws.

2.    Section 2.8 is amended and restated in its entirety as follows:

Section 2.8    List of Stockholders.

The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting (or, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote on the tenth day before the meeting date), arranged in alphabetical order, showing the address of and the number of shares registered in the name of each stockholder. The Corporation need not include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours at the principal place. of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation.